Exhibit 99.1

For Immediate Release

 DIGITAL ALLY RECEIVES ORDERS FROM NINE DOMESTIC LAW ENFORCEMENT AGENCIES TOTALING ALMOST $1 MILLION

JAMES LILLEY JOINS COMPANY’S MANAGEMENT TEAM AS EUROPEAN / MIDDLE EAST SALES MANAGER

COMPANY TO EXHIBIT AT MILIPOL EXPO IN PARIS

OVERLAND PARK, Kansas – November 16, 2009 -- Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced that it has, to date, received orders for fourth quarter delivery from nine domestic law enforcement agencies with a combined value of almost $1 million.  This will represent a record number of individual orders in excess of $100,000 each to be shipped in a single quarter.  The previous quarterly record for $100,000+ order shipments occurred in the third quarter of 2009.

The Company secured the orders from four Metropolitan Police Departments, four large Sheriff’s departments and one Indian Nation Police Department.  When combined with a previously announced order from the Turkish Police Department, the Company’s order backlog now exceeds $5 million.

“Growing acceptance of our new DVM-750 in-car video system, combined with the success of our wireless downloading capabilities, are allowing Digital Ally to attract orders from more large law enforcement departments,” stated Stanton E. Ross, Chief Executive Officer of the Company.  “Our ability to secure orders from larger agencies that we were unable to serve in the past should allow us to continue increasing our share of the overall in-car video market.  It is also encouraging to note that we have seen no decline in orders from our core customer base, which is comprised primarily of small and medium-sized departments.”

“When coupled with reorders for our DVM-500 / 500 Plus legacy products and customers’ enthusiastic response to the new DM-500 Ultra motorcycle video system, we expect sales to continue strong throughout the fourth quarter,” continued Ross.  “We currently expect to fulfill our existing order backlog, along with most additional orders received during the balance of November and December, in the fourth quarter.”

Digital Ally, Inc. also announced that James Lilley has joined the Company’s management team as European / Middle East Sales Manager.  Mr. Lilley will be based in the United Kingdom and will be responsible for sales throughout Europe and the Middle East.  “James Lilley’s experience in establishing agents and dealers on a worldwide scale for the Automated License Plate Recognition industry, while working directly with law enforcement agencies in Europe and the Middle East, should prove invaluable to our Company’s strategic sales initiatives in this part of the world,” stated Mr. Ross.  “We also continue to expand in Latin America, where we have recently added four new sales agents representing our products in seven South American countries.  This brings the total number of our International Sales Agents to 28, covering approximately 90 countries around the world.”

The Company will be exhibiting its products this week at the Milipol Expo in Paris, France – one of the largest police, military security, and private security equipment expositions in the world.  Milipol is an official event held under the aegis of the French Ministry of the Interior, along the same lines as the international Eurosatory exhibitions for land armament, Euronaval for naval equipment, and the Paris-Le Bourget Aeronautics-Aerospace Exhibition. “This will be the 25th anniversary of Milipol and is expected to attract the largest attendance ever,” noted Mr. Ross.  “We expect to not only introduce our products to the thousands of attendees from all over the world, but to also meet possible sales agents that can be appointed to represent Digital Ally in countries where we currently have no presence.”

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications.  The Company’s primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management.  Therefore, actual results could differ materially from the forward-looking statements contained in this press release.  A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company’s ability to fulfill its existing order backlog and future orders in the fourth quarter of 2009; its ability to deliver its new product offerings as scheduled and have them perform as planned or advertised; the Company’s ability to increase revenue and profits in the current economic climate; the impact that the various government stimulus programs will have on equipment purchases by law enforcement agencies; its ability to expand its share of the in-car video market in the domestic and international law enforcement communities; uncertainties regarding market acceptance, domestically and internationally, for one or more of its new products; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; competition; patent protection on its products; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures.  The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking.  The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information respecting risk factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2008 and its report on Form 10-Q for the nine months ended September 30, 2009, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:
Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com